Exhibit 99.1

Contact:	610-337-1000	For Immediate Release:
	William Ruthrauff, ext. 6571	May 4, 2015
Shelly Oates, ext. 3202

UGI Reports Strong Second Quarter Earnings, Increases Fiscal 2015 Guidance

VALLEY FORGE, Pa., May 4 - UGI Corporation (NYSE: UGI) today reported adjusted net income attributable to UGI of $215.7 million, or $1.23 per diluted share, for the fiscal quarter ended March 31, 2015, compared to $222.1 million, or $1.27 per diluted share, for the quarter ended March 31, 2014. Adjusted earnings per diluted share for the quarter ended March 31, 2015 include $0.03 of charges related to the pending acquisition of Total’s LPG distribution business in France. For all periods presented, adjusted earnings per diluted share exclude the impact of gains and losses on commodity derivative instruments not associated with current-period transactions. Most of the mark-to-market adjustments relate to our normal business practice of hedging fixed-price commitments to our customers. On a GAAP basis, net income attributable to UGI was $246.5 million, or $1.40 per diluted share, for the quarter ended March 31, 2015, compared to $214.4 million, or $1.22 per diluted share, for the prior-year period.

Results for the second fiscal quarter reflect slightly lower adjusted net income versus the prior year’s record level, which was driven by the extreme natural gas price volatility experienced in the winter of 2014. The decrease in adjusted net income was primarily due to lower net income at Midstream & Marketing, which, despite the shortfall versus last year, had the second best quarter in its history. The strong Midstream & Marketing results were driven by peaking demand, capacity management and continued benefit from the large capital investments that we have made in the Marcellus region over the last several years. This decrease was partially offset by an increase in net income at Gas Utility, which benefited from colder than normal weather. Underlying demand at Gas Utility remains strong with almost 11,000 new heating customers added so far in fiscal 2015. AmeriGas Propane generated record earnings despite very warm weather in the western part of the country. Adjusted EBITDA per gallon increased 9% versus last year primarily due to operating expense management and increased unit margins. The International segment benefited from increased unit margins and delivered a slight increase in operating income despite the acquisition-related expenses and currency exchange headwinds, which were substantially offset by currency hedging gains. Operating income for the International business increased approximately 14% versus the prior year, excluding the impact of the expenses related to the Totalgaz acquisition.

John L. Walsh, president and chief executive officer of UGI, said, “We had an excellent quarter that was near the record-setting level of the prior year. Our natural gas businesses continue to experience robust demand and positive contributions from new investments. We announced two new pipeline projects during the quarter, Sunbury and Invenergy, which will provide price-advantaged natural gas to power generation facilities, and we continue to make progress on the PennEast pipeline. In addition, our Temple LNG liquefaction plant expansion came on line last month, increasing our capacity by approximately 50%. Our LPG businesses also delivered great performance. AmeriGas Propane reported record adjusted earnings as the business continues to focus on unit margin management and expense control. Our international business unit performed well, driven by increased unit margins on a local-currency basis. We have made significant progress on the Totalgaz acquisition and continue to expect to close the transaction in the third quarter of Fiscal 2015.”

Walsh continued, “As a result of this strong quarter and our assessment of business conditions for the remainder of the year, we are increasing our adjusted EPS guidance range to $2.00 to $2.10 from $1.88 to $1.98 for the fiscal year ending September 30, 2015.”

- MORE -

UGI Reports Strong Second Quarter Earnings, Increases Fiscal 2015 Guidance	Page 2

Segment Performance (Millions, except where otherwise indicated) (a)
AmeriGas Propane:

For the fiscal quarter ended March 31,	2015	2014	Increase (Decrease)
Revenues	$1,100.3	$1,493.7	$(393.4)	(26.3)%
Total margin (b)	$595.1	$608.2	$(13.1)	(2.2)%
Operating and administrative expenses	$257.4	$281.4	$(24.0)	(8.5)%
Partnership Adjusted EBITDA	$342.1	$331.2	$10.9	3.3%
Operating income	$296.9	$284.8	$12.1	4.2%
Retail gallons sold	448.0	474.9	(26.9)	(5.7)%
Degree days - % colder than normal	0.3%	8.1%
Capital expenditures	$26.8	$27.7	$(0.9)	(3.2)%

•	Retail gallons sold decreased 5.7% on weather that was approximately normal, but 7.2% warmer than the prior-year period.

•	Average daily wholesale propane commodity prices at Mont Belvieu, Texas, during the quarter were approximately 60% lower than the prior-year period.

•	Retail revenues decreased $351.1 million primarily due to lower propane costs, and the impact of lower volumes.

•	Total margin decreased primarily due to lower volumes sold, partially offset by slightly higher average retail propane unit margin.

•	The Partnership’s adjusted EBITDA increased primarily due to lower operating costs, including lower uncollectible account, vehicle, and employee-related expenses.

•	Adjusted EBITDA per gallon increased 9% due to lower operating expenses and cost controls.

UGI International:

For the fiscal quarter ended March 31,	2015	2014	Increase (Decrease)
Revenues	$520.1	$689.2	$(169.1)	(24.5)%
Total margin (b)	$196.5	$199.8	$(3.3)	(1.7)%
Operating and administrative expenses	$114.9	$120.6	$(5.7)	(4.7)%
Operating income	$64.7	$63.8	$0.9	1.4%
Income before income taxes	$58.8	$56.3	$2.5	4.4%
Retail gallons sold	190.4	174.9	15.5	8.9%
Degree days - % (warmer) than normal:
Antargaz	(0.6)%	(16.5)%
Flaga	(10.9)%	(18.1)%
Capital expenditures	$15.0	$15.5	$(0.5)	(3.2)%

•	Total retail gallons sold were 15.5 million higher, principally reflecting weather that was colder than the prior-year period.

•	Revenues decreased primarily due to the impact of a weaker Euro and British Pound Sterling along with average lower selling prices due to a decline in commodity LPG prices.

•	Total margin decreased 1.7% primarily due to foreign exchange rates but local-currency unit margins increased.

•	Operating expenses for the quarter include approximately $8 million of incremental expenses associated with the pending Totalgaz acquisition.

•	Operating income increased slightly as lower operating and administrative expenses offset lower total margins.

- MORE -

UGI Reports Strong Second Quarter Earnings, Increases Fiscal 2015 Guidance	Page 3

Gas Utility:

For the fiscal quarter ended March 31,	2015	2014	Increase (Decrease)
Revenues	$468.0	$480.1	$(12.1)	(2.5)%
Total margin (b)	$209.8	$201.3	$8.5	4.2%
Operating and administrative expenses	$57.1	$52.4	$4.7	9.0%
Operating income	$139.3	$134.5	$4.8	3.6%
Income before income taxes	$129.2	$126.1	$3.1	2.5%
System throughput - billions of cubic feet (“bcf”)
Core market	44.3	41.8	2.5	6.0%
Total	81.0	78.5	2.5	3.2%
Degree days - % colder than normal	22.1%	19.3%
Capital expenditures	$39.2	$30.0	$9.2	30.7%

•	Temperatures in the Gas Utility service territory were 2.3% colder than the prior-year period and 22.1% colder than normal.

•	System throughput to core market customers was 6.0% higher than the prior-year period due to the colder weather and an increase in core market customers.

•	Revenues decreased 2.5% primarily due to lower revenue from off-system sales partially offset by higher core market revenues.

•	Total margin increased 4.2% due to colder weather and growth in total customers served.

•	Operating expenses increased primarily due to higher system maintenance, employee benefit, and information technology expenses.

•	The increase in operating income principally reflects the increase in total margin partially offset by the higher operating expenses and slightly higher depreciation.

Midstream & Marketing:

For the fiscal quarter ended March 31,	2015	2014	Increase (Decrease)
Revenues	$430.5	$605.6	$(175.1)	(28.9)%
Total margin (b)	$128.3	$146.7	$(18.4)	(12.5)%
Operating and administrative expense	$19.4	$19.6	$(0.2)	(1.0)%
Operating income	$101.9	$121.4	$(19.5)	(16.1)%
Income before income taxes	$101.4	$120.4	$(19.0)	(15.8)%
Capital expenditures	$8.2	$10.2	$(2.0)	(19.6)%

•
Revenues decreased $175.1 million primarily due to lower wholesale and retail natural gas prices, lower volume and average retail selling prices of electricity, and lower peaking activity due to less extreme winter weather volatility than the prior year.

•
Total margin decreased, primarily reflecting the timing of basis margin associated with fixed-basis customers, and the effects of lower natural gas prices and locational basis differences on peaking and capacity management total margin.

•	Operating and administrative expenses were approximately flat, as higher employee-related and depreciation expenses were offset by lower business development and uncollectible account expenses.

•	Operating income and income before income taxes decreased in line with the decrease in total margin.

(a)
Net gains and losses on commodity derivative instruments not associated with current-period transactions are excluded from our reportable segment results because UGI’s chief operating decision maker does not consider such items when evaluating the financial performance of UGI’s reportable segments. Such gains or losses are included in Corporate & Other.

(b)	Total margin represents total revenues less total cost of sales.
- MORE -

UGI Reports Strong Second Quarter Earnings, Increases Fiscal 2015 Guidance	Page 4

About UGI
UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners, L.P. (NYSE:APU), the nation's largest retail propane distributor.

UGI Corporation will hold a live Internet Audio Webcast of its conference call to discuss second quarter earnings and other current activities at 9:00 AM EDT on Tuesday, May 5, 2015. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://www.ugicorp.com/investor-relations/events-and-presentations/default.aspx or at the company website http://www.ugicorp.com under Investor Relations. A telephonic replay will be available from 12:00 PM EDT on May 5 through 11:59 PM EDT on May 12.  The replay may be accessed at (855) 859-2056, and internationally at 1-404-537-3406, conference ID 62294652.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

This press release contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, domestic and international political, regulatory and economic conditions in the United States and in foreign countries, including the current conflicts in the Middle East and those involving Russia, and foreign currency exchange rate fluctuations (particularly the euro), the timing of development of Marcellus Shale gas production, the timing and success of our acquisitions, commercial initiatives and investments to grow our business, and our ability to successfully integrate acquired businesses and achieve anticipated synergies. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

C-05	###	5/4/15

UGI CORPORATION
REPORT OF EARNINGS
(Millions of dollars, except per share)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,		Twelve Months Ended March 31,
	2015	2014	2015	2014	2015	2014
Revenues:
AmeriGas Propane	$1,100.3	$1,493.7	$1,989.1	$2,539.5	$3,162.5	$3,653.1
UGI International	520.1	689.2	1,082.6	1,407.8	1,997.2	2,238.6
Gas Utility	468.0	480.1	728.5	751.7	954.1	973.8
Midstream & Marketing	430.8	605.6	740.0	894.6	1,214.2	1,369.7
Corporate & Other (a)	(63.6)	(105.3)	(80.0)	(114.4)	(69.7)	(122.7)
Total revenues	$2,455.6	$3,163.3	$4,460.2	$5,479.2	$7,258.3	$8,112.5
Operating income (loss):
AmeriGas Propane	$296.9	$284.8	$436.6	$464.5	$444.1	$455.2
UGI International	64.7	63.8	118.2	120.7	115.0	128.3
Gas Utility	139.3	134.5	211.1	216.6	230.7	237.6
Midstream & Marketing	101.9	121.4	147.4	157.6	188.4	176.7
Corporate & Other (a)	99.3	(15.9)	(127.9)	(7.1)	(139.5)	(16.3)
Total operating income	702.1	588.6	785.4	952.3	838.7	981.5
Loss from equity investees	(0.1)	0.0	(1.1)	0.0	(1.2)	(0.5)
Interest expense:
AmeriGas Propane	(41.1)	(42.0)	(82.1)	(83.6)	(164.1)	(166.0)
UGI International	(5.8)	(7.5)	(12.4)	(15.2)	(27.2)	(30.2)
Gas Utility	(10.1)	(8.4)	(20.2)	(16.8)	(40.0)	(35.3)
Midstream & Marketing	(0.5)	(1.0)	(1.1)	(2.0)	(2.0)	(3.4)
Corporate & Other, net (a)	(0.7)	(0.6)	(1.4)	(1.2)	(2.8)	(2.6)
Total interest expense	(58.2)	(59.5)	(117.2)	(118.8)	(236.1)	(237.5)
Income before income taxes	643.8	529.1	667.1	833.5	601.4	743.5
Income tax expense	(161.6)	(141.3)	(184.7)	(228.2)	(191.7)	(220.1)
Net income	482.2	387.8	482.4	605.3	409.7	523.4
Deduct net income attributable to noncontrolling interests, principally in AmeriGas Partners, L.P.	(235.7)	(173.4)	(201.8)	(268.9)	(128.3)	(192.1)
Net income attributable to UGI Corporation	$246.5	$214.4	$280.6	$336.4	$281.4	$331.3
Earnings per share attributable to UGI shareholders:
Basic	$1.42	$1.24	$1.62	$1.95	$1.63	$1.93
Diluted	$1.40	$1.22	$1.60	$1.92	$1.60	$1.90
Average common shares outstanding (thousands):
Basic	173,154	172,760	173,055	172,494	173,018	172,059
Diluted	175,628	175,121	175,715	174,789	175,714	174,474
Supplemental information:
Net income (loss) attributable to UGI Corporation:
AmeriGas Propane	$45.5	$42.7	$64.4	$68.2	$59.2	$59.0
UGI International	37.5	38.8	69.7	66.2	51.8	60.0
Gas Utility	78.0	74.4	114.9	117.8	115.9	120.0
Midstream & Marketing	60.3	71.8	86.6	93.8	110.6	104.6
Corporate & Other (a)	25.2	(13.3)	(55.0)	(9.6)	(56.1)	(12.3)
Total net income attributable to UGI Corporation	$246.5	$214.4	$280.6	$336.4	$281.4	$331.3
(a) Corporate & Other includes, among other things, net gains and (losses) on commodity derivative instruments not associated with current-period transactions and the elimination of certain intercompany transactions.
(continued)

UGI CORPORATION
REPORT OF EARNINGS
(Millions of dollars, except per share)
(Unaudited)
(continued)

Non-GAAP Financial Measures - Adjusted Net Income Attributable to UGI and Adjusted Diluted Earnings Per Share

Management uses "adjusted net income attributable to UGI" and "adjusted diluted earnings per share," both of which are non-GAAP financial measures, when evaluating UGI's overall performance. Adjusted net income attributable to UGI is net income attributable to UGI after excluding net after-tax gains and losses on commodity derivative instruments not associated with current-period transactions and items that management regards as highly unusual and not expected to recur. Volatility in net income at UGI can occur as a result of gains and losses on derivative instruments not associated with current period transactions but included in earnings in accordance with U.S. generally accepted accounting principles ("GAAP"). Midstream & Marketing records gains and losses on commodity derivative instruments not associated with current-period transactions in cost of sales or revenues for all periods presented. Effective October 1, 2014, UGI International determined that on a prospective basis it would not elect cash flow hedge accounting for its commodity derivative transactions and also de-designated its then-existing commodity derivative instruments accounted for as cash flow hedges. Also effective October 1, 2014, AmeriGas Propane de-designated its remaining commodity derivative instruments accounted for as cash flow hedges. Previously, AmeriGas Propane had discontinued cash flow hedge accounting for all commodity derivative instruments entered into beginning April 1, 2014.

Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute for, the comparable GAAP measures. Management believes that these non-GAAP measures provide meaningful information to investors about UGI’s performance because they eliminate the impact of (1) gains and losses on commodity derivative instruments not associated with current-period transactions and (2) those items that management regards as highly unusual in nature and not expected to recur.

The following table reconciles net income attributable to UGI Corporation, the most directly comparable GAAP measure, to adjusted net income attributable to UGI Corporation, and reconciles diluted earnings per share, the most comparable GAAP measure, to adjusted diluted earnings per share, to reflect the adjustments referred to above:

	Three Months Ended March 31,		Six Months Ended March 31,		Twelve Months Ended March 31,
	2015	2014	2015	2014	2015	2014
Adjusted net income attributable to UGI Corporation:
Net income attributable to UGI Corporation	$246.5	$214.4	$280.6	$336.4	$281.4	$331.3
Net after-tax (gains) losses on commodity derivative instruments not associated with current period transactions (1)	(30.8)	7.7	51.1	3.5	54.2	7.3
Retroactive impact of change in French tax law	—	—	—	5.7	—	5.7
Adjusted net income attributable to UGI Corporation	$215.7	$222.1	$331.7	$345.6	$335.6	$344.3

	Three Months Ended March 31,		Six Months Ended March 31,		Twelve Months Ended March 31,
	2015	2014	2015	2014	2015	2014
Adjusted diluted earnings per share:
UGI Corporation earnings per share - diluted	$1.40	$1.22	$1.60	$1.92	$1.60	$1.90
Net after-tax (gains) losses on commodity derivative instruments not associated with current period transactions (2)	(0.17)	0.05	0.29	0.03	0.31	0.04
Retroactive impact of change in French tax law	—	—	—	0.03	—	0.03
Adjusted diluted earnings per share	$1.23	$1.27	$1.89	$1.98	$1.91	$1.97

(1) Income taxes associated with pre-tax adjustments determined based on using business unit statutory tax rates.
(2) Includes impact of rounding.